SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549


                                   FORM 8-K

                                CURRENT REPORT




                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report - March 15, 1996
                       (Date of earliest event reported)


                            GTE SOUTH INCORPORATED
            (Exact name of registrant as specified in its charter)


                                   VIRGINIA
        (State or other jurisdiction of incorporation or organization)


             2-36292                                    56-0656680
     (Commission File Number)               (IRS Employer Identification No.)












  600 Hidden Ridge, HQE04B12 - Irving, Texas
  (Address of principal executive offices)                            75038
                                                                    (Zip Code)

  Registrant's telephone number, including area code              214-718-5600



                          GTE SOUTH INCORPORATED

                                 FORM 8-K

                           ITEM OF INFORMATION

  Item 5.  Other Events

  GTE South Incorporated (the Company) announced today that 1995 net income increased 57% or $74 million over 1994, excluding the impact of $510 million of extraordinary charges for the previously announced discontinuation of Statement of Financial Accounting Standards No. 71 (FAS 71) "Accounting for the Effects of Certain Types of Regulation" and the early retirement of debt. The 1995 increase is primarily due to continued customer growth, lower operating costs and expenses and the reversal of $20 million of reserves related to expired warranties on properties sold in 1993 partially offset by higher depreciation costs.

  Income before extraordinary charges was $203 million and $129 million in 1995 and 1994, respectively. Net loss was $307 million for 1995 compared to net income of $129 million in 1994.

  Revenues and sales were $1,319 million in 1995 compared to $1,250 million in 1994. The increase of 5% or $69 million is primarily due to continued customer growth as evidenced by a 5% increase in access lines and a 9% increase in minutes of use. The increase is also due to growth in revenues from new services.

  Operating income was $362 million and $268 million in 1995 and 1994, respectively. The increase of $94 million is primarily due to higher revenues and sales, lower costs reflecting the favorable effects of ongoing cost-reduction programs from process re-engineering activities and a decrease in provisions for uncollectible and unbillable accounts partially offset by higher depreciation expense.

  The Company is subject to regulation by the regulatory bodies of the states of Alabama, Illinois, Kentucky, North Carolina, South Carolina and Virginia as to its intrastate business operations and by the Federal Communications Commission (FCC) as to its interstate operations.

  Advances in technology, together with a number of regulatory, legislative and judicial actions, continue to accelerate and expand the level of competition and opportunities available to the Company. Presently, the Company is subject to competition from numerous sources, including competitive access providers for network access services and specialized communications companies that have constructed new systems in certain markets to bypass the local-exchange network. In addition, competition from alternative local-exchange carriers, interexchange carriers, wireless and cable TV companies, as well as more recent entry by media and computer companies, is expected to increase in the rapidly changing telecommunications marketplace.

  On February 8, 1996, the Telecommunications Act of 1996 (the
  Telecommunications Act) became law. This comprehensive telecommunications reform legislation addresses a wide range of competitive and regulatory issues that will affect the future

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  development of local and long distance services, cable television and information services. The Telecommunications Act overhauls 62 years of telecommunications law, replacing government regulation with competition as the chief way of assuring that telecommunications services are delivered to customers. The new law removes many of the statutory and court-ordered barriers to competition between segments of the industry, enabling local-exchange, long distance, wireless and cable companies to compete in offering voice, video and information services.

  The Telecommunications Act requires the FCC and state commissions to set new guidelines to open local-exchange markets and to set new guidelines for interconnection, loosens restrictions barring local telephone companies from entering the cable television market, and preserves universal service while equalizing the responsibility for contribution among all carriers.

  A key provision of the Telecommunications Act also eliminates the legal restraints of the GTE Corporation (GTE) Consent Decree which has kept the Company from providing interLATA services. This action will simplify GTE's ability to market local intraLATA and interLATA service to its customers as a bundled service. In February 1996, GTE executed an agreement whereby WorldCom, Inc. will provide, on a non-exclusive basis, a full array of telecommunications services in support of GTE's entry into the interLATA long distance market. In March 1996, GTE, through a separate subsidiary, began offering long distance to its customers in selected markets. GTE plans to offer the service, marketed under the name GTE Easy Savings Plan, in all 28 states where it currently offers local telephone service by December 1996.

  The Telecommunications Act forbids states from imposing any barriers to entry into local and toll competition. Through 1995, local competition has been authorized in fifteen states, including Illinois, North Carolina and Virginia. In addition, eight states, including Illinois and Kentucky, have authorized plans that would allow customers to pre-subscribe to a specific carrier to handle their intraLATA toll calls. Pre-subscribed customers will simply dial "1" before the telephone number in order to complete intraLATA calls. The Telecommunications Act requires GTE to negotiate intraLATA dialing parity provisions with its competitors. In subsequent negotiations, GTE will address implementation of 1+ in those states which have not previously ordered implementation.

  Federal and state regulatory activity continued to change the traditional cost-based, rate-of-return regulatory framework for intrastate and interstate telephone service. Regulatory authorities have adopted various forms of alternative regulation, which provide economic incentives to telephone service providers to improve productivity and provide the foundation for implementing pricing flexibility necessary to address competitive entry into GTE markets.

  For the provision of interstate access services, the Company operates under the terms of the FCC's price cap incentive plan. The "price cap" mechanism serves to limit the rates a carrier may charge, rather than just regulating the rate of return which may be achieved. Under this approach, the maximum prices that the local-exchange carrier (LEC) may charge are increased or decreased each year by a price index based upon

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  inflation less a predetermined productivity target.  LECs have limited pricing flexibility provided they do not exceed the allowed price cap. The FCC is considering how the price cap plan should be modified in the future in order to adapt the system to the emergence of competition.

  The Company continues to support greater competition in telecommunications, provided that, overall, the actions to eliminate existing legal and regulatory barriers benefit consumers by allowing an opportunity for all service providers to participate equally in a competitive marketplace under comparable conditions.

  The Company intends to continue to respond aggressively to regulatory and legal developments that allow for increased competition and opportunities in the marketplace. The Company expects its financial results to benefit from reduced costs and the introduction of new products and services that will result in increased usage of its telephone networks. However, it is likely that such improvements will be offset, in part, by continued strategic pricing reductions and the effects of increased competition.






































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                            GTE SOUTH INCORPORATED

                           SELECTED FINANCIAL DATA


  Selected Income Statement Items:

                                  For the Years Ended December 31,
                                         1995           1994

  Revenues and sales                  $1,319,110     $1,250,404

  Operating costs and expenses           956,958        982,056

  Operating income                       362,152        268,348

  Interest - net                          57,656         57,653

  Other - net                            (20,000)         4,200

  Income taxes                           121,897         77,308

  Income before extraordinary charges    202,599        129,187

  Extraordinary charges (a)             (509,880)          -

  Net income (loss)                   $ (307,281)     $ 129,187


  Selected Balance Sheet Items:

                                            As of December 31,
                                           1995           1994

  Property, plant and equipment, net   $ 1,566,183    $ 2,402,927

  Total assets                           1,902,748      2,762,128

  Long-term debt and preferred stock,
     subject to mandatory redemption       726,060        597,213

  Shareholders' equity                     605,358      1,030,678















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                            GTE SOUTH INCORPORATED

                     SELECTED FINANCIAL DATA - (Continued)


  Other Items:

                                     For the Years Ended December 31,
                                            1995           1994

  Cash from operations                  $  437,035     $  278,060

  Cash used in investing                   248,469        279,791

  Cash used in financing                   163,844          9,530

  Operating cash flow (b)                  636,518        531,225

  Dividends declared on common stock       117,892        168,660

  Dividends declared on
     preferred stock                           157            171


  (a) Extraordinary charges for 1995 are for the discontinuation of FAS 71 and the early retirement of debt.

  (b) Represents operating income before depreciation and amortization.




  Item 7.  Financial Statements and Exhibits


           (a)  Financial Statements -- None.

           (b)  Pro Forma Financial Information -- None.

           (c)  Exhibits

                12  Statements re Computation of Ratios.















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                                SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  GTE SOUTH INCORPORATED
                                                       (Registrant)


                                           By    William M. Edwards III
                                                 William M. Edwards III
                                               (Chief Accounting Officer)


  Date:  March 15, 1996


































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